Exhibit 4.3

ZAI LAB LIMITED

Number	Ordinary Shares

[ ]	- [ ] -

Incorporated under the laws of the Cayman Islands

Share capital is US$30,000 divided into 500,000,000 Shares of US$0.00006 par value each

THIS IS TO CERTIFY THAT [                ] is the registered holder of [                ] Ordinary Shares in the above-named Company subject to the Fifth Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [    ] day of [                ] 2021 by:

DIRECTOR